EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release April 23, 2008
Contact: Don Jennings, President, or Clay Hulette, Vice President
              (502) 223-1638
              216 West Main Street
              P.O. Box 535
              Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

      Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $261,000, or $0.03 per diluted share, for the three months ended March 31, 2008, compared to $211,000, or $0.02 per diluted share, for the three months ended March 31, 2007, an increase of $50,000 or 23.7% period to period. Net earnings for the nine months ended March 31, 2008, were $624,000, or $0.08 per diluted share, compared to $649,000 or $0.08 per diluted share for the nine months ended March 31, 2007.

      The increase in net earnings for the quarter ended March 31, 2008 was primarily attributable to an increase in net interest income, which increased $66,000 or 4.9% period to period. Also contributing to the increase in net earnings was a decrease in general, administrative and other expense, which decreased $28,000 or 2.5% for the recently ended quarterly period. The decrease in general, administrative and other expense is related primarily to decreased retirement cost recognized.

      At March 31, 2008, assets had decreased $15.4 million, or 5.7%, to $253.5 million compared to $268.9 million at June 30, 2007. This decrease was attributed primarily to a decrease in investment securities of $41.7 million, or 57.1%, to $31.3 million at March 31, 2008. The decrease in investment securities was a result of securities being called totaling approximately $40.9 million. Some of the funds received from the maturities and/or calls of investment securities were used to make additional loans and reduce Federal Home Loan Bank advances. Loans receivable increased $10.8 million or 6.5% to $177.0 million at March 31, 2008, while advances decreased $11.6 million or 17.8% to $53.6 million at March 31, 2008. Cash and cash equivalents increased $15.1 million to $17.9 million at March 31, 2008.

      At March 31, 2008, the Company reported its book value per share as $7.87.

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

      Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2008, the Company had approximately 8,055,000 shares outstanding of which approximately 58.7% was held by First Federal MHC.

SUMMARY OF FINANCIAL
HIGHLIGHTS
Condensed Consolidated Statements of Financial Condition

	March 31,	June 30,
	2008	2007
	(In thousands, except share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$17,853	$2,720
Investment Securities	31,287	73,004
Loans Available for Sale	265	--
Loans Receivable, net	176,989	166,156
Other Assets	27,119	27,036
Total Assets	$253,513	$268,916

Liabilities
Deposits	$137,316	$139,893
FHLB Advances	53,564	65,132
Other Liabilities	2,322	2,446
Total Liabilities	193,202	207,471
Shareholders' Equity	60,311	61,445
Total Liabilities and Equity	$253,513	$268,916
Book Value Per Share	$7.87	$7.82

Condensed Consolidated Statements of Earnings
(In thousands, except share data)
	Nine months ended March 31,		Three months ended March 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Interest Income	$9,988	$9,659	$3,251	$3,251
Interest Expense	5,935	5,480	1,827	1,893
Net Interest Income	4,053	4,179	1,424	1,358

Provision for Losses on Loans	12	-	12	-
Other Operating Income	133	134	45	51
General, Administrative, and Other Expense	3,260	3,360	1,072	1,100
Earnings Before Federal Income Taxes	914	953	385	309
Federal Income Taxes	290	304	124	98
Net Earnings	$624	$649	$261	$211

Basic Earnings Per Share	$0.08	$0.08	$0.03	$0.02
Diluted Earnings Per Share	$0.08	$0.08	$0.03	$0.02
Dividends Per Share	$0.30	$0.30	$0.10	$0.10
Weighted average outstanding shares:
Basic	7,752,619	8,021,626	7,693,955	7,985,234
Diluted	7,752,619	8,021,626	7,693,955	7,985,234